Exhibit 99.2

REAL ALLOY

(formerly Global Recycling and Specification Alloys)

(Carve-Out of Certain Operations of Aleris Corporation)

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

For the Year Ended December 31, 2014

Real Alloy

(Carve-Out of Certain Operations of Aleris Corporation)

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For the Year Ended December 31, 2014

Table of Contents

Page
Management’s Discussion and Analysis of Financial Condition and Results of Operations	MDA-1
Overview	MDA-1
Our Business Segments	MDA-1
Results of Operations	MDA-2
Review of Segment Results	MDA-4
Liquidity and Capital Resources	MDA-5
Market Risks	MDA-7

REAL ALLOY

(CARVE-OUT OF CERTAIN OPERATIONS OF ALERIS CORPORATION)

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

The following discussion and analysis of financial condition and results of operations (“MD&A”) should be read in conjunction with the audited combined and consolidated financial statements and notes of Real Alloy (formerly known as Global Recycling and Specification Alloys) (Carve-Out of Certain Operations of Aleris Corporation) (the “Business,” “we,” “our” or “us”) for the year ended December 31, 2014, filed by the Real Industry, Inc. ( “Real Industry” and formerly Signature Group Holdings, Inc.) in a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) on June 29, 2015. Real Industry acquired the Business from Aleris Corporation (“Aleris” or “Parent”) on February 27, 2015 (the “Acquisition”). Certain statements in this MD&A may constitute “forward-looking” statements. Certain statements that are not historical fact are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “strategy,” “estimates,” “assumes,” “may,” “should,” “will,” “likely,” “could” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance or achievements to differ materially from the forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations and are neither guarantees nor indicative of future performance. Many important factors could cause our results to differ materially from those expressed in the forward-looking statements. These factors include, but are not limited to, fluctuations in our operating results and customer orders, unexpected decreases in demand or increases in inventory levels, changes in the price of aluminum and natural gas, the competitive environment of our industry, our lack of long-term contracts, our business outside of the U.S. and risks associated with our international operations, limitations due to our indebtedness, the loss of key employees or the deterioration in our relationship with employees, litigation, claims, liability from environmental laws and regulations and other factors. For additional information on the risks facing our business, see the section entitled “Risk Factors” in the Real Industry’s Annual Report on Form 10-K filed with the SEC on March 16, 2015.

Overview

We are a global leader in third-party aluminum recycling, which includes the processing of scrap aluminum and the manufacturing of wrought, cast and specification (foundry) alloys. We offer a broad range of products and services to wrought alloy processors, automotive original equipment manufacturers and foundries and casters. Industries served include automotive, consumer packaging, steel and durable goods, aerospace and building and construction. We process scrap aluminum and deliver the recycled metal in liquid or solid form according to our customers’ specifications. Our facilities are capable of processing industrial (new) scrap, post-consumer (old/obsolete) scrap, and various aluminum by-products, giving us a great degree of flexibility in reclaiming high-quality recycled aluminum for our customers. We currently operate 24 facilities strategically located throughout North America and Europe and had approximately 1,600 employees as of December 31, 2014.

Our Business Segments

We report two operating segments based on the organizational structure that we use to evaluate performance, make decisions on resource allocations and perform business reviews of financial results. The two operating segments (each of which is considered a reportable segment) are:

•  Real Alloy North America (“RANA”); and

•  Real Alloy Europe (“RAEU”).

In addition to analyzing our combined and consolidated operating performance based upon revenues and segment income, we measure the performance of our operating segments utilizing pro forma adjusted earnings before interest, taxes, depreciation and amortization (“Pro Forma Adjusted EBITDA”). Pro Forma Adjusted EBITDA is a non-GAAP financial measure that has limitations as an analytical tool and should be considered in addition to, and not in isolation, or as a substitute for, or as superior to, our measures of financial performance prepared in accordance with GAAP. Management uses Pro Forma Adjusted EBITDA to manage and assess the performance of our business segments and the overall business, and believes that Pro Forma Adjusted EBITDA provides investors and other users of our financial information with additional useful information regarding the ongoing performance of the underlying business activities of our segments, as well as comparisons between our current results and results in prior periods.

Real Alloy North America

The RANA segment includes aluminum melting, processing, recycling, and alloying activities. It consists of eighteen facilities located in the United States, Canada and Mexico. This segment’s operations convert aluminum scrap and dross (a by-product of melting aluminum) and combine these materials with other alloying agents, hardeners, or other additives, as needed, to produce recycled aluminum alloys with chemical compositions and specific properties, including increased strength, formability and wear resistance, as specified by customers for their particular applications. RANA services customers serving end-uses related to automotive, consumer packaging, construction, transportation and steel. A significant percentage of this segment’s volume is sold through tolling arrangements, in which RANA converts customer-owned scrap and dross and returns the recycled metal in ingot or molten form to our customers for a fee.

Real Alloy Europe

We are a leading European recycler of aluminum scrap and magnesium through the RAEU segment. The recycling operations primarily convert aluminum scrap, dross and other alloying agents as needed and deliver the recycled metal in molten or ingot form to our customers from six facilities located in Germany, Norway and Wales. The RAEU segment supplies the European automobile industry and other aluminum producers and manufacturers serving other European aluminum industries. A significant percentage of this segment’s volume is sold through tolling arrangements, in which RAEU converts customer-owned scrap and dross and returns the recycled metal in ingot or molten form to our customers for a fee.

MDA-1

Results of Operations

Review of Combined and Consolidated Results

The following table presents key financial and operating data on a combined and consolidated basis for the years ended December 31, 2014, 2013 and 2012:

	For the years ended December 31,
(Dollars in millions, tons in thousands)	2014	2013	2012
Buy/Sell metric tons invoiced	543.5	571.9	575.8
Toll metric tons invoiced	660.9	649.9	677.4
Total tons invoiced	1,204.4	1,221.8	1,253.2
Revenues	$1,521.3	$1,499.5	$1,549.4
Gross profit	$90.7	$82.2	$101.5
Pro Forma Adjusted EBITDA	$87.6	$69.5	$68.9

The following table presents a reconciliation of Pro Forma Adjusted EBITDA to income before income taxes for the years ended December 31, 2014, 2013 and 2012:

	For the years ended December 31,
(Dollars in millions)	2014	2013	2012
Pro Forma Adjusted EBITDA	$87.6	$69.5	$68.9
Depreciation and amortization	(25.6)	(21.6)	(15.8)
Restructuring charges(a)	(2.6)	(3.3)	(2.4)
Unrealized (losses) gains on derivative instruments(b)	(2.6)	0.8	1.5
Loss on disposal of assets(c)	(2.2)	(1.3)	(0.8)
Stock-based compensation expense related to Real Alloy employees(d)	(0.7)	(1.0)	(1.8)
Stock-based compensation expense related to non-Real Alloy employees(e)	(3.2)	(3.8)	(2.4)
Selling, general and administrative expenses allocated from Aleris not directly associated with Real Alloy(f)	(12.8)	(12.6)	(12.0)
Excluded facilities(g)	—	3.3	3.6
Medical expense adjustment(h)	(3.1)	(4.3)	—
Extreme winter weather(i)	(2.1)	—	—
Other(j)	(1.4)	(1.4)	0.8
Income before income taxes	$31.3	$24.3	$39.6

(a)	Represents costs related to the closure of facilities or the reduction of net corporate overhead costs.
(b)

Represents the change in the fair value of derivative financial instruments that have not settled as well as the reversal of previously recorded unrealized gains or losses that settled during the period.

(c)	Represents the loss on the sale of assets.
(d)	Represents expenses related to certain of our employees who participate in the Aleris equity incentive plan recognized in accordance with ASC 718 “Stock Compensation.”
(e)	Represents an allocation of costs from Aleris pertaining to non-Real Alloy employees who participate in the Aleris equity incentive plan recognized in accordance with ASC 718 “Stock Compensation.”
(f)

Represents estimated selling, general and administrative expenses allocated from Aleris that are not anticipated to be incurred following the Acquisition, including costs for Parent company corporate executives and other Parent company corporate functions.

(g)	Represents the adjustment to earnings of our operations that are now closed, or in the case of our Saginaw, Michigan facility, substantially idled.
(h)

Represents an adjustment to employer medical expenses related to Real Alloy employees. Historically, Aleris has allocated total medical expense in the U.S. (including non-Real Alloy operations) based on headcount. The adjustment was calculated based on estimated costs incurred by our employees compared to the allocation method described above.

(i)	Represents an adjustment for the natural gas costs related to the severe winter weather in the mid-western United States during the first quarter of 2014.
(j)

These adjustments include: $0.5 million related to a reversal of bad debt expense, $0.4 million related to foreign currency gains, and $(0.1) million of legal and advisory fees associated with potential acquisition targets for the year ended December 31, 2012; $(0.7) million related to foreign currency losses, $(0.4) million of legal and advisory fees associated with potential acquisition targets, and $(0.3) million of other items for the year ended December 31, 2013; and $(0.5) million related to inventory theft losses, $(0.2) million of legal and advisory fees associated with potential acquisition targets, and $(0.7) million of foreign currency losses for the year ended December 31, 2014.

MDA-2

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

Pro Forma Adjusted EBITDA for the year ended December 31, 2014 increased by $18.1 million compared to the prior year period. The increase was primarily due to favorable margins as well improved product mix.

Our revenues for the year ended December 31, 2014 were $1.52 billion compared to $1.50 billion for the year ended December 31, 2013. The increase of $21.8 million resulted primarily from improved selling prices, which increased revenues by $54.4 million, and were partially offset by lower volumes, which decreased revenues by $32.0 million.

Gross profit for the year ended December 31, 2014 was $90.7 million compared to $82.2 million for the year ended December 31, 2013. Favorable metal spreads resulting from higher aluminum selling prices increased gross profit by approximately $20.0 million. Additionally, improved volumes in Europe more than offset an unfavorable change in mix, resulting in increased gross profit of approximately $2.0 million. These increases were partially offset by increased depreciation expense of $3.9 million associated with recent capital investments. In addition, inflation in employee and energy costs exceeded productivity gains, resulting in a net decrease in gross profit of approximately $8.0 million.

Consolidated selling, general and administrative expenses were $54.1 million for the year ended December 31, 2014 compared to $51.9 million for the year ended December 31, 2013. The $2.2 million increase primarily resulted from a $2.0 million increase in labor as a result of higher incentive compensation expense.

During the years ended December 31, 2014, we recorded realized gains on derivative financial instruments of $2.2 million, compared to realized losses of $1.5 million for the year ended December 31, 2013. As of December 31, 2014, we had unrealized losses on derivative instruments of $2.6 million, compared to unrealized gains of $0.8 million as of December 31, 2013. Generally, our realized gains or losses represent the cash paid or received upon settlement of its derivative financial instruments. Unrealized gains or losses reflect the change in the fair value of derivative financial instruments from the later of the end of the prior period or our entering into the derivative instrument as well as the reversal of previously recorded unrealized gains or losses for derivatives that settled during the period.

Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

Pro Forma Adjusted EBITDA for the year ended December 31, 2013 increased by $0.6 million compared to the prior year period. The increase was primarily due to productivity savings and lower SG&A. These increases were partially offset by lower margins as a result of market factors discussed below in “Review of Segment Results.”

Revenues for the year ended December 31, 2013 were approximately $1.50 billion compared to approximately $1.55 billion for the year ended December 31, 2012. The $49.9 million decrease was primarily due to lower selling prices for our products resulting from lower aluminum and specification alloy prices which decreased revenues by $48.0 million. In addition, decreased volumes in Europe, primarily within the automotive industry, more than offset favorable volumes and improved mix in North America, decreasing revenues by $21.0 million. These decreases were partially offset by a weaker U.S. dollar, which increased revenues by $19.0 million.

Gross profit for the year ended December 31, 2013 was $82.2 million compared to $101.5 million for the year ended December 31, 2012, a decrease of $19.3 million. The impact of tighter metal spreads resulting from lower aluminum selling prices and higher relative scrap purchase prices reduced gross profit by approximately $16.0 million. In addition, depreciation expense increased $5.8 million and a decrease in volumes negatively impacted gross profit by $3.0 million. These decreases were partially offset by productivity savings in excess of inflation of approximately $8.0 million.

SG&A expenses were $51.9 million for the year ended December 31, 2013 compared to $55.8 million for the year ended December 31, 2012. The $3.9 million decrease primarily resulted from a $5.0 million decrease in corporate and regional costs that were allocated to the business, as lower incentive compensation and cost reduction and restructuring initiatives decreased the costs that were allocated. These decreases were partially offset by increased business development costs and depreciation expense.

During the years ended December 31, 2013 and 2012, we recorded realized losses on derivative financial instruments of $1.5 million and $4.6 million, respectively, and unrealized gains of $0.8 million and $1.5 million, respectively.

An unfavorable change of $2.3 million in other (income) expense, net was due to an unfavorable change in currency rates which increased other expense by approximately $0.9 million, an increase in restructuring costs of approximately $0.9 million, and increased losses on the disposal of fixed assets of $0.5 million.

MDA-3

Review of Segment Results

Real Alloy North America

Metric tons invoiced, revenues, Pro Forma Adjusted EBITDA and segment income for RANA for the years ended December 31, 2014, 2013 and 2012 are presented below:

	For the years ended December 31,
(Dollars in millions, tons in thousands)	2014	2013	2012
Buy/Sell metric tons invoiced	366.5	379.4	371.8
Toll metric tons invoiced	460.6	478.0	496.4
Total tons invoiced	827.1	857.4	868.2
Revenues	$971.1	$938.4	$947.5
Pro Forma Adjusted EBITDA	$70.4	$54.9	$49.5
Items excluded from segment income and included in Pro Forma Adjusted EBITDA:
Selling, general and administrative expenses directly associated with Real Alloy and allocated from Aleris	7.4	7.3	9.6
Items included in segment income and excluded from Pro Forma Adjusted EBITDA:
Excluded facilities	—	3.3	3.6
Medical expense adjustment	(3.1)	(4.3)	—
Extreme winter weather	(2.1)	—	—
Other	(0.5)	—	0.5
Segment income	$72.1	$61.2	$63.2

RANA revenues for the year ended December 31, 2014 increased $32.7 million compared to the year ended December 31, 2013. This increase was primarily due to improved selling prices, which resulted in increased revenues of approximately $58.0 million, which was partially offset by approximately $23.0 million due to the decline in volume. The decrease in volume was primarily related to the idling of our Saginaw, Michigan facility in the fourth quarter of 2013.

RANA revenues for the year ended December 31, 2013 decreased $9.1 million compared to the year ended December 31, 2012. The decrease was primarily due to lower selling prices for its products resulting from lower aluminum and specification alloy prices, which decreased revenues by approximately $25.0 million. This decrease was partially offset by an increased percentage of buy/sell volume, as well as increased demand for automotive, transportation and building and construction products, which offset lower demand from the steel industry. The combination of these factors increased revenues by approximately $16.0 million.

RANA segment income for the year ended December 31, 2014 increased by $10.9 million compared to the prior year period. The increase was due to favorable margins driven by customer and product mix that increased segment income by approximately $18.0 million. This increase was partially offset by inflation, net of productivity related savings of $7.0 million as the region’s harsh winter weather resulted in higher natural gas commodity and delivery prices and also led to operational inefficiencies and lost shipping days in a number of Midwest states.

RANA segment income for the year ended December 31, 2013 decreased $2.0 million compared to the prior year period. The decrease was primarily due to a decrease in metal spreads during the first half of 2013 as lower aluminum prices drove lower selling prices while scrap demand exceeded supply and kept scrap purchase prices high. These tightened metal spreads reduced segment income by approximately $13.0 million. These decreases were offset by productivity related savings of approximately $15.0 million associated with furnace and scrap optimization initiatives and reductions within SG&A expenses, which more than offset $5.0 million of higher costs associated with inflation in employee and energy costs; and an improved mix of products sold, which increased segment income by approximately $3.0 million.

Real Alloy Europe

Metric tons invoiced, revenues, Pro Forma Adjusted EBITDA and segment income for RAEU for the years ended December 31, 2014, 2013 and 2012 are presented below:

	For the years ended December 31,
(Dollars in millions, tons in thousands)	2014	2013	2012
Buy/Sell metric tons invoiced	177.0	192.5	204.0
Toll metric tons invoiced	200.3	171.9	181.0
Total tons invoiced	377.3	364.4	385.0
Revenues	$550.2	$561.1	$601.9
Pro Forma Adjusted EBITDA	$17.2	$14.6	$19.4
Items excluded from segment income and included in Pro Forma Adjusted EBITDA:
Selling, general and administrative expenses directly associated with Real Alloy and allocated from Aleris	4.3	4.0	7.7
Other	—	(0.3)	—
Segment income	$21.5	$18.3	$27.1

MDA-4

RAEU revenues for the year ended December 31, 2014 decreased $10.9 million as compared to the year ended December 31, 2013. This decrease was primarily due to a decreased percentage of buy and sell volume, which more than offset a 4% increase in shipments, reduced revenues by approximately $9.0 million. The increase in volume was primarily driven by stronger automotive demand.

RAEU revenues for the year ended December 31, 2013 decreased $40.8 million as compared to the year ended December 31, 2012. This decrease was primarily due to a 5% overall reduction in volume, primarily within the automotive industry caused by the combination of customer in-sourcing, temporary production slow-downs and a shift towards eliminating unprofitable volume and limiting spot- priced sales in a tight metal spread environment. Volume reductions decreased revenues by approximately $37.0 million; and a decrease in the selling prices of its products, resulting from an increase in imports of specification alloys from southern Europe during the first half of 2013, and lower aluminum prices, which combined to reduce revenues by approximately $23.0 million.

RAEU segment income for the year ended December 31, 2014 increased $3.2 million compared to the prior year period. The increase was primarily due to a 4% increase in volume and improved mix, which increased segment income by approximately $3.0 million.

RAEU segment income for the year ended December 31, 2013 decreased $8.8 million compared to the prior year period. This decrease was primarily due to a 5% decrease in volume and tighter metal spreads as a result of scrap availability issues and unfavorable pricing due to increased imports from southern Europe during the first half of 2013, the combination of which decreased segment income by approximately $9.0 million. Productivity gains during the period were offset by inflation in energy and employee costs.

Liquidity and Capital Resources

Summary

We had $7.1 million of cash and cash equivalents at December 31, 2014, compared to $7.6 million at the end of 2013. The decrease in cash and cash equivalents was primarily due to lower cash from operations due to a temporary working capital build, partially offset by net transfers from Parent.

Through February 27, 2015, we had access to Aleris’s asset-based facility for liquidity needs (the “Aleris ABL Facility”). We no longer have access to the Aleris ABL Facility following the closing of the Acquisition, and the Business entities who were parties to the Aleris ABL Facility have been released in connection therewith.

We have benefitted historically from cash generated from the issuance of Aleris’s Senior Notes. The Real Alloy Business entities were released as guarantors under the indentures governing the Aleris Senior Notes following the Acquisition.

Cash Flows

The following table summarizes our net cash provided (used) by operating, investing and financing activities for the years ended December 31, 2014, 2013 and 2012:

	For the years ended December 31,
(Dollars in millions)	2014	2013	2012
Net cash provided by operating activities	$14.1	$58.9	$63.3
Net cash used by investing activities	(32.4)	(36.4)	(56.1)
Net cash provided by (used by) financing activities	18.1	(24.0)	(9.2)
Effect of exchange rate differences on cash and cash equivalents	(0.3)	(0.1)	0.2
Net decrease in cash and cash equivalents	$(0.5)	$(1.6)	$(1.8)

Cash Flows From Operating Activities

Cash flows provided by operating activities were $14.1 million for the year ended December 31, 2014, which resulted from $50.0 million of cash from earnings, partially offset by a $35.9 million increase in net operating assets. The significant components of the change in net operating assets included increases of $42.6 million and $2.2 million in inventories and accounts payable, respectively, and a $13.6 million decrease in accounts receivable. Our average days sales outstanding (“DSO”) at December 31, 2014 was 36 compared with 37 at December 31, 2013. Inventory levels increased during 2014 as our average days inventory outstanding (“DIO”) increased from 27 days at December 31, 2013 to 33 days at December 31, 2014, due to temporarily high inventory levels. The increase in payables resulted from increased inventory levels and an increase in our average days payables outstanding (“DPO”). Our DPO increased from 29 days at December 31, 2013 to 32 days at December 31, 2014. The increase in accrued liabilities of $5.3 million for the year ended December 31, 2014 was primarily due to an increase in the accrual for incentive-based compensation due to favorable financial performance. The toll liability balance at December 31, 2013 was higher than normal as a result of scrap materials being received from a customer at a pace greater than which they could be recycled and returned to the customer. During 2014, the toll liability returned to normalized levels.

We define DSO as average accounts receivable, divided by revenue, and multiplied by the number of days in the period. DIO is defined as average inventory, less average toll liability, divided by revenue, and multiplied by the number of days in the period. DPO is defined as average accounts payable, divided by revenue, and multiplied by the number of days in the period.

MDA-5

Cash flows provided by operating activities were $58.9 million for the year ended December 31, 2013, which resulted from $40.4 million of cash from earnings and a $18.5 million decrease in net operating assets. The significant components of the change in net operating assets included a decrease of $9.8 million in accounts receivable and increases of $5.2 million, $4.3 million and $9.4 million in inventories, accounts payable and accrued liabilities, respectively. Our DSO decreased from 42 days at December 31, 2012 to 37 at December 31, 2013. Inventory levels increased primarily due to increases in toll inventory. The increase in payables resulted from increased inventory levels and the additional days of payables outstanding. Our DPO increased from 27 days at December 31, 2012 to 29 days at December 31, 2013. The increase in accrued liabilities was primarily due to an increase in toll liabilities. The toll liability balance at December 31, 2013 was higher than normal as a result of scrap materials being received from a customer at a pace greater than which they could be recycled and returned to the customer.

Cash flows provided by operating activities were $63.3 million for the year ended December 31, 2012, which resulted from $47.2 million of cash from earnings and a $16.1 million decrease in net operating assets. The significant components of the change in net operating assets included increases of $3.9 million and $15.6 million in inventories and accounts payable, respectively, and decreases of $16.5 million and $11.5 million in accounts receivable and accrued liabilities, respectively. DIO increased from 26 days at December 31, 2011 to 29 days at December 31, 2012. The increase in payables resulted from increased inventory levels and the additional days of payables outstanding.

Cash Flows from Investing Activities

Cash flows used by investing activities during the year ended December 31, 2014 were $32.4 million and included approximately $2.5 million to upgrade furnaces and pre-processing equipment, with the remainder spent on general maintenance at our 24 facilities.

Cash flows used by investing activities during the year ended December 31, 2013 included approximately $3.7 million to upgrade melting capabilities and pre-processing equipment as well as $33.7 million of maintenance capital expenditures.

Cash flows used by investing activities during the year ended December 31, 2012 included approximately $17.6 million to upgrade melting capabilities and pre-processing equipment as well as $38.1 million of maintenance capital expenditures, including increasing the capacity of one of our North American landfills.

Cash Flows From Financing Activities

Cash flows from financing activities were $18.1 million for the year ended December 31, 2014 including net transfers from Aleris of $20.2 million and distributions to noncontrolling interest of $0.6 million.

Cash flows used by financing activities were $24.0 million for the year ended December 31, 2013 including net transfers to Aleris of $22.9 million and distributions to noncontrolling interest of $0.9 million.

Cash flows used by financing activities were $9.2 million for the year ended December 31, 2012 including net transfers to Aleris of $8.1 million and distributions to noncontrolling interest of $0.9 million.

Exchange Rates

During the year ended December 31, 2014, the fluctuation of the U.S. dollar against other currencies resulted in unrealized currency translation losses that decreased our equity by $13.2 million. Currency translation adjustments are the result of the process of translating an international entity’s financial statements from the entity’s functional currency to U.S. dollars.

Currency translation adjustments accumulate in consolidated equity until the disposition or liquidation of the international entities.

The euro is the functional currency of substantially all of our European-based operations. In the future, our results of operations will continue to be impacted by the exchange rate between the U.S. dollar and the euro. In addition, we have other operations where the functional currency is not our reporting currency, the U.S. dollar, and our results of operations are impacted by currency fluctuations between the U.S. dollar and such other currencies.

Contractual Obligations

The Business is obligated to make future payments under various contracts such as lease agreements, unconditional purchase obligations, environmental and asset retirement obligation remediation and investment, and retirement benefits. The following table summarizes our estimated significant contractual cash obligations and other commercial commitments at December 31, 2014:

(Dollars in millions)	2015	2016	2017	2018	2019	2020 — 2024
Operating leases	$2.7	$2.2	$1.9	$0.5	$0.1	$0.1
Capital leases	1.4	1.9	0.7	0.1	—	—
Purchase obligations	0.7	—	—	—	—	—
Benefit payments	1.0	1.1	1.2	1.3	1.3	8.2
	$5.8	$5.2	$3.8	$1.9	$1.4	$8.3

Most operating leases are for a period of one to five years, and are primarily for items used in our manufacturing processes.

Our capital lease obligations relate to automobiles, mobile equipment and office equipment and are generally for a period of three to five years, and are primarily used in our manufacturing process.

MDA-6

Our purchase obligations represent non-cancellable agreements to purchase goods or services that are enforceable and legally binding on us that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations include the pricing of anticipated metal purchases using contractual metal prices or, where pricing is dependent upon the prevailing LME metal prices at the time of delivery, market metals prices as of December 31, 2014, as well as natural gas and electricity purchases using minimum contractual quantities and either contractual prices or prevailing rates. As a result of the variability in the pricing of many of our metals purchasing obligations, actual amounts paid may vary from the amounts shown above.

Our estimated payments for benefit payments relate to defined pension obligations related to our German workforce.

Amounts shown in the table above do not include obligations incurred in connection with the Acquisition, including $305.0 million of senior secured notes issued on January 8, 2015 by the successor entity to the Business following the acquisition, Real Alloy Holding, Inc. (“Real Alloy Holding”); a $110.0 million asset-based facility made to a U.S. subsidiary of Real Alloy Holding; and a €50.0 million factoring facility made to a German subsidiary of Real Alloy Holding.

Market Risks

We are subject to certain market risks and uncertainties inherent in our operations. These market risks generally arise from transactions in the normal course of business. Our primary market risk exposures relate to the value of raw materials, including scrap aluminum, energy prices, and foreign currency exchange risks. We use derivative financial instruments to manage certain of our risks. The primary objective of our hedging programs, as defined in our corporate risk management policy, is to minimize the impact to our financial results and cash flows from fluctuations in commodity prices, energy prices and from changes in foreign currency exchange rates.

MDA-7